Exhibit 99.1

NEWS RELEASE

Patina Provides Operational Update and Announces Conference Call

DENVER, COLORADO — JULY 13, 2004 — PATINA OIL & GAS CORPORATION (NYSE:POG) Based on preliminary data, the Company announced that its second quarter production approximated 317 MMcfe per day, a 20% increase over the prior year period. The growth was achieved despite curtailments due to inadequate compression at the Buffalo Wallow Field in the Texas Panhandle and a series of maintenance projects on the principal gathering and processing facilities in Wattenberg. These issues limited net production during the quarter by as much as 6 MMcfe a day. Buffalo Wallow is the Company’s fastest growing field and Wattenberg its largest. By June 30th, curtailment issues in both Fields had begun to be resolved and production exceeded 322 MMcfe per day. Based on current estimates, production is expected to average 323 MMcfe to 325 MMcfe per day in the third quarter.

Wattenberg

Production in Wattenberg during the second quarter is expected to have averaged 197 MMcfe per day. Development in the Field continues at a steady pace. In the first half of 2004, more than a hundred and seventy wells were refrac’d. Eleven trifracs were also executed, with very encouraging results. The trifrac program should accelerate in the second half, with forty operations planned before year-end. Over 50 wells were drilled or deepened in the first six months of the year. Two drilling rigs are currently running in the Field. Initial production from these predominately infill Codell wells have outperformed older wells by as much as 50%, primarily due to improved stimulation techniques. The results have opened up several previously non-commercial areas of the Field to drilling. New initiatives in Wattenberg include testing the Niobrara formation utilizing a hybrid enhanced frac, additional Dakota tests and applying new frac techniques to J Sand wells. If successful, these programs could add substantially to the already sizeable project inventory in the Field.

Mid Continent

Production in the Mid Continent during the second quarter is expected to have averaged 84 MMcfe per day, an increase of 76% over the prior year period. Drilling in the Texas Panhandle continues at a brisk pace. The effort is focused in the Buffalo Wallow Field, where completion improvements have significantly enhanced results. Initial production rates have risen 30% in the past fifteen months. Completions throughout the Field continue to improve with average initial rates exceeding 2.0 MMcfe (1.3 MMcfe net) a day per well. Four drilling rigs are currently working in the Field. Twenty-nine wells were drilled in Buffalo Wallow in the first half, and an additional 25 are planned by year-end. Approximately 100 forty-acre locations remain to be drilled. Testing of twenty-acre spacing is currently underway. If the tests prove successful, and downspacing is approved, over 100 additional locations could become available.

Due largely to the dramatic increase in production from Buffalo Wallow, approximately 6 MMcfe a day of net production was curtailed there by high line pressures in the quarter. The high pressures resulted from delays in a third party gatherer adding compression. By June 30th, additional compression was brought on line and net production had risen by more than 4 MMcfe a day. To fully alleviate the problem, further compression is required. Additional units are expected to be installed in the course of the third and fourth quarters.

Within 60 days, the Company expects to begin a Granite Wash drilling program outside Buffalo Wallow. Approximately 10,000 acres offsetting current production were leased in the last eight months. In addition to the Granite Wash, the block is believed to hold additional potential including deeper horizons such as the Morrow and Hunton. The Company drilled three Granite Wash wells in the St. Claire and Hemphill Fields, areas where the formation is far less prolific than in Buffalo Wallow. The two St. Claire wells are each producing 550 Mcfe (340 Mcfe net) a day. The Hemphill Field well was recently connected and is producing over 1.0 MMcfe (470 Mcfe net) a day. Further drilling continues in western Oklahoma. Six Red Fork wells were drilled in the first half. The Hunt 5-3 was recently completed for 3.2 MMcfe (1.1 MMcfe net) a day from the Upper and Lower Red Fork. An additional six wells should be drilled by the end of December.

In central Oklahoma, ongoing development of shallow oil formations continues to expand existing waterfloods. Twenty-nine wells were drilled in the first half and a further 55 should be drilled by the end of December. The Company recently initiated a 3-D seismic shoot over a new pool discovery in the East Cumberland Field. Initial rates from the first two wells drilled there exceeded 800 Mcfe (450 Mcfe net) per day. A third test proved structurally low and was abandoned. The Company also has rights to five large 3-D seismic surveys covering approximately 125 square miles in south central Oklahoma. Targeted zones include the Deese, Springer and Arbuckle formations. The seismic data is being used to expand mature fields and define new opportunities. Six prospects have been identified to date. Two Arbuckle and two Deese Sand tests are scheduled for the second half of 2004.

San Juan Basin

Production in the San Juan during the second quarter is expected to have averaged 10 MMcfe per day. Further development of these recently acquired properties has recently been initiated following detailed geological and engineering evaluations. Five infill wells were drilled in the first half and twelve recompletions were performed. Initial gross rates from the new drills ranged from 500 Mcfe to over 1.0 MMcfe per day. A recently completed infill Mesa Verde test, the Starr #1R, yielded an initial rate of 1.1 MMcfe (870 Mcfe net) a day. The well also has potential behind-pipe reserves in the Picture Cliffs, Menefee, Lewis and Fruitland Coals. Activity in the second half should increase substantially with up to two drilling and two workover rigs running continuously if the equipment can be secured on a timely basis. Thirteen new drills, twenty-three completions and thirty workovers are planned. Production in the Basin increased only slightly in the first half due to a slower than anticipated start of the capital program, however, growth should accelerate by the end of the third quarter.

Central Division

In the Central division (Kansas, the Illinois Basin and South Louisiana), production during the second quarter is expected to have averaged 26 MMcfe per day. Production was above anticipated levels. The increase was primarily due to new drilling in Illinois, polymer treatments and field expansion in Kansas and recompletions of behind-pipe zones in South Louisiana. In the first half, 36 wells were drilled with plans to drill an additional 36 wells in the remainder of 2004.

Financial

During the last six months, $50.0 million of bank debt has been repaid, reducing outstanding debt to $366.0 million at June 30th. The repayments were made despite a $20.3 million increase in margin deposits held by counterparties related to the Company’s hedging program. A total of $30.2 million of margin deposits were outstanding at quarter end. Given the 14% increase in the stock price during the second quarter, a net $7.6 million ($4.7 million after tax) non-cash deferred compensation charge will be recorded.

Commenting, Thomas J. Edelman, the Company’s Chairman said, “Despite production constraints at our most significant Fields, we continue to deliver consistent production growth and are realizing cash margins among the highest in the Company’s history. With the continued integration of the acquisitions made in the last 20 months and growing expertise in these new areas of operation, we plan to increase our development activity and further expand production in these areas. Given our sizable and growing inventory of high return development projects combined with the current commodity prices, we expect to report further production growth and exceptional financial results for the foreseeable future.”

2nd Quarter Earnings Release and Conference Call

Patina is scheduled to release second quarter 2004 earnings after the close of the market on Wednesday, July 28, 2004. The Company plans to host a conference call on Thursday, July 29, 2004, beginning at 2:00 p.m. (EDT) to discuss second quarter results. To participate, please dial (800) 289-0528. A replay of the call will be available beginning Friday, July 30, 2004 for a period of 30 days. The replay can be accessed by dialing (888) 203-1112 and giving the access code 355153.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

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Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com